Exhibit 99.1

For Immediate Release	Contacts:	News Media Lisa Marie Bongiovanni 310-252-3524 LisaMarie.Bongiovanni@mattel.com	Securities Analysts Mike Salop 310-252-2703 Mike.Salop@mattel.com

MATTEL REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS

First Quarter Highlights

•	Worldwide net sales up 1 percent;

•	Domestic gross sales up 3 percent and international gross sales flat with prior year;

•	Worldwide gross sales for core brands: Barbie® down 8 percent; Hot Wheels® down 3 percent; Core Fisher-Price® up
12 percent and American Girl® brands down 9 percent;

•	Gross margin decreased 210 basis points of net sales; SG&A increased 270 basis points of net sales;

•	Operating loss was $32.0 million compared to operating income of $5.5 million in the first quarter of 2005; and

•	Earnings per share of $0.08 (includes tax benefit from settlements of $0.15) vs. prior year of $0.02.

EL SEGUNDO, Calif., April 18, 2006 – Mattel, Inc. (NYSE: MAT) today reported 2006 first quarter financial results. For the quarter, the company reported net income of $30.2 million, or $0.08 per share, compared to last year’s first quarter net income of

$6.5 million, or $0.02 per share. Net income for the quarter was positively impacted by tax benefits of approximately $57 million, or $0.15 per share, relating to audit settlements with foreign tax authorities.

“Although the first quarter is relatively less important in the highly seasonal toy business, we were encouraged by some of the sales trends,” said Robert A. Eckert, chairman and chief executive officer of Mattel. “Positive developments in the quarter included strong worldwide Fisher-Price® growth and a slight increase in U.S. Barbie® sales. Our profitability, however, was negatively impacted by continued gross margin pressure, as well as severance charges in the quarter. We expect the year to continue to be challenging and have implemented price increases effective in the second quarter for the U.S. We look forward in the near-term to the opening of American Girl® Place – Los Angeles this weekend and the rollout of the toy lines based on the CARS and Superman™ movies slated for release this summer.”

Financial Overview

For the quarter, net sales were $793.3 million, up 1 percent compared to $783.1 million last year, in spite of unfavorable changes in currency exchange rates of 2 percentage points. On a regional basis, first quarter gross sales increased 3 percent in the U.S., and were flat with prior year in international markets, including unfavorable changes in currency exchange rates of 4 percentage points. Operating loss for the quarter of $32.0 million included $13 million of severance charges related to the January 2006 reduction in workforce, primarily within the Mattel Brands division. Unfavorable product mix and external cost pressures also contributed to the operating loss.

The company’s debt-to-total-capital ratio of 23.7 percent is in line with the company’s capital and investment framework. Consistent with the seasonality of the business, during the quarter the company’s cash and equivalents declined by approximately $394 million, compared with a decline of approximately $378 million in last year’s first quarter.

Sales by Business Unit

Mattel Girls and Boys Brands

For the first quarter, worldwide gross sales for the Mattel Girls and Boys Brands business unit were $493.2 million, down 4 percent versus a year ago. Worldwide gross sales for the Barbie® brand were down 8 percent. Worldwide gross sales for Other Girls Brands were up 23 percent, driven by strong sales of the Pixel Chix™ and Winx™ toy lines. Worldwide gross sales for the Wheels category, which includes the Hot Wheels®, Matchbox® and Tyco® R/C brands, were down 4 percent. Worldwide gross sales for the Entertainment business, which includes Games and Puzzles, were down 14 percent for the quarter primarily due to declines in
Yu-Gi-Oh!™.

Fisher-Price Brands

First quarter worldwide gross sales for the Fisher-Price Brands business unit, which includes the Fisher-Price®, Little People®,

Rescue Heroes® and Power Wheels® brands, were $307.2 million, or up 16 percent versus the prior year. This reflects strong growth in Fisher-Price® Friends and Core Fisher-Price® worldwide, as well as strong growth in the Power Wheels® brand.

American Girl Brands

First quarter gross sales for the American Girl Brands business unit, which offers American Girl® branded products direct to consumers, were $61.9 million, down 9 percent versus last year primarily due to the timing of the Easter holiday and strong performance in 2005 from the debut of the Marisol™ Girl of the Year doll.

Live Webcast

Mattel will webcast its 2006 first quarter earnings conference call at 8:30 a.m. Eastern time (5:30 a.m. Pacific time) today. The conference call will be webcast on the “Investors & Media” section of the company’s corporate Web site, www.mattel.com. To listen to the live call, log on to the Web site at least 15 minutes early to register, download and install any necessary audio software. An archive of the webcast will be available on the company’s Web site for 90 days and may be accessed beginning two hours after the completion of the live call. A telephonic replay of the call will be available beginning at 11:30 a.m. Eastern time (8:30 a.m. Pacific time) the morning of the call, until Wednesday, April 19th, 2006 at midnight Eastern time (9 p.m. Pacific time) and may be accessed by dialing +(719) 457-0820. The passcode is: 7651954.

Information required by Securities and Exchange Commission Regulation G, regarding non-GAAP financial measures, as well as other financial and statistical information, will be available at the time of the webcast on the “Investors & Media” section of www.mattel.com, under the sub-headings “Financial Information” – “Earnings Releases.”

About Mattel

Mattel, Inc., (NYSE: MAT, www.mattel.com) is the worldwide leader in the design, manufacture and marketing of toys and family products, including Barbie®, the most popular fashion doll ever introduced. The Mattel family is comprised of such best-selling brands as Hot Wheels®, Matchbox®, American Girl® and Tyco® R/C, as well as Fisher-Price® brands (www.fisher-price.com), including Little People®, Rescue Heroes®, Power Wheels® and a wide array of entertainment-inspired toy lines. With worldwide headquarters in El Segundo, Calif., Mattel employs more than 25,000 people in 42 countries and sells products in more than 150 nations throughout the world. The Mattel vision is to be the world’s premier toy brands — today and tomorrow.

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Note: Forward-looking statements with respect to the financial condition, results of operations and business of the company are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. These include without limitation: the company’s dependence on the timely development, manufacture, introduction and customer acceptance of new products; the seasonality of the toy business; customer concentration and pricing; significant changes in buying and payment patterns of major customers, including as a result of bankruptcy and store closures; adverse changes in general economic conditions in the U.S. and internationally, including adverse changes in the retail environment, employment and the stock market; order predictability and supply chain management; the impact of competition, including from private label toys, on revenues and margins; the supply and cost of raw materials (including oil and resin prices), components, employee benefits and various services; the effect of currency exchange rate fluctuations on reportable income; risks associated with acquisitions and mergers; the possibility of product recalls and related costs; risks associated with foreign operations; negative results of litigation, governmental proceedings or environmental matters; changes in laws and regulations; possible work stoppages, slowdowns or strikes; possible outbreaks of SARS, bird flu, or other diseases; political developments and the threat or occurrence of war or terrorist acts; the possibility of catastrophic events; the inherent risk of new initiatives; and other risks and uncertainties as may be detailed from time to time in the company’s public announcements and SEC filings. This release contains forward-looking statements about the outlook for the year, price increases, a retail store opening, rollout of new toy lines, and alignment of the company’s debt-to-total-capital ratio with the company’s capital and investment framework. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT I

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In millions, except per share and percentage information)	For the Three Months Ended March 31,
	2006		2005		Yr / Yr % Change
	$ Amt	% Net Sales	$ Amt	% Net Sales
Net Sales	$793.3		$783.1		1%
Cost of sales	461.3	58.2%	439.1	56.1%	5%

Gross Profit	332.0	41.8%	344.0	43.9%	-4%
Advertising and promotion expenses	88.9	11.2%	87.7	11.2%	1%
Other selling and administrative expenses	275.1	34.7%	250.8	32.0%	10%

Operating (Loss) Income	(32.0)	-4.0%	5.5	0.7%
Interest expense	15.2	1.9%	17.6	2.2%	-13%
Interest (income)	(8.8)	-1.1%	(12.1)	-1.5%	-27%
Other non-operating (income), net	(1.9)		(8.9)

(Loss) Income Before Income Taxes	(36.5)	-4.6%	8.9	1.1%
(Benefit) provision for income taxes	(66.7)		2.4

Net Income	$30.2	3.8%	$6.5	0.8%

EPS—Basic	$0.08		$0.02

Average Number of Common Shares Outstanding—Basic	388.8		416.1

EPS—Diluted	$0.08		$0.02

Average Number of Common and Common Equivalent Shares Outstanding—Diluted	391.3		421.1

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT II

WORLDWIDE GROSS SALES INFORMATION (Unaudited)

	Three Months Ended March 31,
(In millions, except percentage information)	2006		2005
Worldwide Gross Sales:
Mattel Girls & Boys Brands	$493.2		$514.4
% Change		-4%		-3%
Pos./(Neg.) Impact of Currency (in % pts)		(2)		2

Fisher-Price Brands	307.2		264.4
% Change		16%		0%
Pos./(Neg.) Impact of Currency (in % pts)		(2)		1

American Girl Brands	61.9		67.6
% Change		-9%		25%
Other	3.2		3.9

Gross Sales	$865.5		$850.3

% Change		2%		0%
Pos./(Neg.) Impact of Currency (in % pts)		(2)		2

Reconciliation of GAAP to Non-GAAP Financial Measure:
Gross Sales	$865.5		$850.3
Sales Adjustments	(72.2)		(67.2)

Net Sales	$793.3		$783.1

% Change		1%		0%
Pos./(Neg.) Impact of Currency (in % pts)		(2)		2

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT III

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)	At March 31,		At Dec. 31 2005
	2006	2005
	(Unaudited)
Assets
Cash and equivalents	$603.3	$778.7	$997.7
Accounts receivable, net	585.0	571.3	760.6
Inventories	410.8	472.6	376.9
Prepaid expenses and other current assets	284.3	246.9	277.3

Total current assets	1,883.4	2,069.5	2,412.5
Property, plant and equipment, net	535.2	562.5	547.1
Other noncurrent assets	1,446.2	1,522.2	1,412.7

Total Assets	$3,864.8	$4,154.2	$4,372.3

Liabilities and Stockholders’ Equity
Short-term borrowings	$43.5	$19.9	$118.0
Current portion of long-term debt	100.0	188.9	100.0
Accounts payable and accrued liabilities	648.1	669.1	1,062.4
Income taxes payable	108.5	236.0	182.8

Total current liabilities	900.1	1,113.9	1,463.2
Long-term debt	525.0	400.0	525.0
Other noncurrent liabilities	282.8	239.4	282.4
Stockholders’ equity	2,156.9	2,400.9	2,101.7

Total Liabilities and Stockholders’ Equity	$3,864.8	$4,154.2	$4,372.3

SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA (Unaudited)

	At March 31,
(In millions, except days and percentage information)	2006	2005
Key Balance Sheet Data:
Accounts Receivable, Net
Days of Sales Outstanding (DSO)	66	66
Inventories
Days of Supply (DOS)	72	89
Total Debt Outstanding	$668.5	$608.8
Total Debt-to-Total Capital Ratio	23.7%	20.2%

	Three Months Ended March 31,
(In millions)	2006 (a)	2005
Condensed Cash Flow Data:
Cash Flows (Used For) Operating Activities	$(290)	$(375)
Cash Flows (Used For) Investing Activities	(28)	(7)
Cash Flows (Used For) From Financing Activities and Other	(76)	4

Decrease in Cash and Equivalents	$(394)	$(378)

(a)	Amounts shown are preliminary estimates. Actual amounts will be reported in Mattel’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.